Exhibit 3.1

Number 561617 Certificate of Incorporation I hereby certify that AGUONO LIMITED is this day incorporated under the Companies Acts 1963 to 2013, and that the company is Limited. Given under my hand at Dublin, this Tuesday, the 12th day of May, 2015 for Registrar of Companies